UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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UNIVISION COMMUNICATIONS INC.
(Name of Registrant as Specified In Its Charter)

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UNIVISION COMMUNICATIONS INC.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

Dear Stockholders:

We cordially invite you to attend our Annual Meeting of Stockholders at the Hotel Bel-Air, Garden Room, 701 Stone Canyon Road, Los Angeles, California on Wednesday, May 10, 2006, at 10:00 a.m. local time.

At the meeting, we will ask you to: (1) elect Class A/P Directors, each for a term of one year, and (2) ratify the appointment of Ernst & Young LLP as our independent auditors for 2006. We will also be available to answer your questions. The attached proxy statement contains information about these matters.

We would like you to attend. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. Accordingly, please sign, date and return the enclosed proxy card that will indicate your vote. If you do attend the meeting and desire to vote in person, you may do so by withdrawing your proxy at that time.

We look forward to seeing you on May 10, 2006.

Sincerely,

A. Jerrold Perenchio
Chairman of the Board

March 17, 2006

UNIVISION COMMUNICATIONS INC.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
May 10, 2006

The annual meeting of stockholders of Univision Communications Inc. will be held on Wednesday, May 10, 2006, at 10:00 a.m. local time at the Hotel Bel-Air, Garden Room, 701 Stone Canyon Road, Los Angeles, California in order to:

(1)         Elect Class A/P Directors (who will be elected by the holders of the Class A Common Stock and Class P Common Stock only);

(2)         Ratify the appointment of Ernst & Young LLP as our independent auditors for 2006; and

(3)         Transact such other business that may properly come before the meeting.

In addition, the holders of the Class T Common Stock have the right to elect one Class T Director and one Class T Alternate Director, and the holders of the Class V Common Stock have the right to elect one Class V Director and one Class V Alternate Director.

Stockholders of record at the close of business on March 13, 2006 are entitled to vote at the meeting and at any adjournment.

Please sign, date and mail the proxy card promptly in the enclosed envelope so that your shares of stock may be represented and voted at the meeting.

By Order of the Board of Directors,

Robert V. Cahill
Corporate Secretary

March 17, 2006

i

UNIVISION COMMUNICATIONS INC.
1999 Avenue of the Stars, Suite 3050
Los Angeles, California 90067

PROXY STATEMENT

GENERAL

Our Board of Directors is furnishing this proxy statement to our stockholders in connection with the solicitation of proxies for use at our Annual Meeting of Stockholders to be held on Wednesday, May 10, 2006, at 10:00 a.m. local time and at any adjournment. The meeting will be held at the Hotel Bel-Air, Garden Room, 701 Stone Canyon Road, Los Angeles, California.

Stockholders of record at the close of business on March 13, 2006 are entitled to notice of, and to vote at, the meeting. On March 13, 2006 the outstanding voting securities consisted of:

236,796,221 shares of Class A Common Stock;

36,962,390 shares of Class P Common Stock;

13,593,034 shares of Class T Common Stock; and

17,837,164 shares of Class V Common Stock.

We will vote the shares represented by a properly signed proxy that we receive before or at the meeting in accordance with the specifications made on the proxy. Except as otherwise provided below under “Counting of Votes,” proxies that we receive with no specification will be voted: (1) for election of the nominees for Class A/P Director named below; (2) for ratification of the appointment of Ernst & Young LLP as our independent auditors for 2006; and (3) according to the best judgment of the proxyholder in regard to any other matter that properly comes before the meeting.

Any stockholder may revoke his or her proxy at any time before it is voted at the meeting by giving written notice of such revocation to the Corporate Secretary at our principal executive offices, located at 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067, telephone (310) 556-7676. A stockholder may also give notice by filing a properly executed proxy bearing a later date or by voting in person.

Univision will pay the cost of this proxy solicitation. Brokers and nominees should forward soliciting materials to the beneficial owners of the Class A Common Stock held of record by such brokers and nominees. We will reimburse such persons for their reasonable forwarding expenses. In addition to the use of the mails, our directors, officers and regular employees may solicit proxies but will not be paid for their solicitation.

This proxy statement, proxy card and Notice of Annual Meeting of Stockholders are being mailed to stockholders on or about March 17, 2006.

The terms “Company,” “we,” “us” and “our” refer collectively to the parent company and the subsidiaries through which our various businesses are conducted, unless context otherwise requires.

VOTING MATTERS

Voting Power

The holders of the Class A Common Stock, Class T Common Stock and Class V Common Stock have one vote per share on all matters on which they are entitled to vote. The holders of the Class P Common Stock have 10 votes per share on all matters on which they are entitled to vote,1 meaning that, as of February 14, 2006, they had approximately 58% of the aggregate voting power of all classes of our common stock, assuming no exercise of options or warrants. Thus, the holders of Class P Common Stock will have sufficient votes to control each matter they vote on at the meeting.

Votes Required

The eight nominees for director receiving the most votes cast by the holders (together, the “Class A/P Stockholders”) of Class A Common Stock and Class P Common Stock (together, the “Class A/P Stock”) will be elected as “Class A/P Directors.” In addition, either by voting at the meeting or by written consent, the holders of the Class T Common Stock have the right to elect one director and one alternate director (the “Class T Director” and “Class T Alternate Director”) and the holders of the Class V Common Stock have the right to elect one director and one alternate director (the “Class V Director” and “Class V Alternate Director”).

The affirmative vote of a majority of the voting interests of all shares of our common stock, voting as a single class, present in person or by proxy at the meeting and entitled to vote, is required to ratify the appointment of Ernst & Young LLP as our independent auditors for 2006.

Quorum

Holders of a majority of the voting interests of our Class A/P Stock, present in person or by proxy, will constitute a quorum for the holding of a meeting of the Class A/P Stockholders for the purpose of electing the Class A/P Directors. Holders of a majority of the voting interests of each of the Class T Common Stock and Class V Common Stock, as the case may be, present in person or by proxy, will constitute a quorum for the holding of a meeting of stockholders of such classes for the purpose of electing the director and alternate director for each such class. Holders of a majority of the voting interests of all shares of our common stock will constitute a quorum for the holding of a meeting to ratify the appointment of Ernst & Young LLP as our independent auditors for 2006. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Counting of Votes

Our inspector of elections will count all votes cast in person, by proxy or by written consent at the meeting. Abstentions will be treated as votes cast against a proposal. If you hold your shares in “street name” through a broker or other nominee and do not provide specific voting instructions with respect to any matter, your broker or nominee will have discretionary authority to vote on routine matters, such as the ratification of Ernst & Young LLP.

1                       If A. Jerrold Perenchio is incapacitated (defined as Mr. Perenchio being subject to a conservatorship of his estate under applicable state law) at the time of the meeting or if Mr. Perenchio and any of his permitted transferees own less than 26,486,084 shares of Class P Common Stock (as adjusted for stock splits and similar events), the holders of the Class P Common Stock will have one vote per share.

PROPOSAL 1: ELECTION OF DIRECTORS

All of the nominees for director and alternate director listed below are currently serving as a director and alternate director, respectively. Each director and alternate director will serve until the next annual meeting of stockholders and until his successor is qualified and elected or until the earlier of his death, resignation or removal.

An alternate director may act in the place of the director for whom he is an alternate if the director is absent from a Board meeting. While so acting, the alternate director has all of the rights, duties, privileges and powers of the director for whom he is acting as an alternate (including the right to vote at such meeting) and is counted in determining whether a quorum is present. Except when acting as an alternate, no alternate director is entitled to vote at a Board meeting and is not counted as a member of our Board in determining a quorum. At present, the Class A/P Directors do not intend to nominate any alternate Class A/P Director for election by the Class A/P Stockholders.

Each nominee is willing to serve if elected, but if any Class A/P Director nominee becomes unable to serve, your proxies will be voted for the election of such other person or persons as the Class A/P Directors select.

Nominees for Election as Class A/P Directors

The following eight individuals are nominees for director for election by our Class A/P Stockholders:

A. JERROLD PERENCHIO

Director since 1992

Mr. A. Jerrold Perenchio, age 75, has been Chairman of the Board and Chief Executive Officer of Univision since December 1992. From December 1992 through January 1997, he was also Univision’s President. Mr. Perenchio has owned and been active in Chartwell Partners LLC (an investment firm that is active in the media and communications industry) since it was formed in 1983. A. Jerrold Perenchio is John G. Perenchio’s father.

ANTHONY CASSARA

Director since 2005

Mr. Cassara, age 62, has been with Chartwell Partners LLC, an affiliate of Mr. Perenchio, since August 2000. He is Executive Vice President. Before that, Mr. Cassara served as President of Paramount Stations Group from 1993 until June 2000.

HAROLD GABA

Director since 1996

Mr. Gaba, age 60, has been President and CEO of Act III Communications Holdings, L.P. (a multi-media communications company with interests in broadcasting and recorded music) since August 1990, and Chairman of the Board of Concord Records since September 1999. From 1992 through 1997, he served as CEO and a director of Act III Theatres, Inc., and from 1992 through 1996 as CEO and a director of Act III Broadcasting, Inc. Also, since November 2005, Mr. Gaba has served as co-chairman of Village RoadShow Pictures, a motion picture production company.

ALAN F. HORN

Director since 1992

Mr. Horn, age 63, has been President and Chief Operating Officer of Warner Bros. since October 1999. He was Chairman and Chief Executive Officer of Castle Rock Entertainment from January 1987 to October 1999. Before that, Mr. Horn was President and Chief Operating Officer of 20th Century Fox Film Corporation and prior to that, he was Chief Executive Officer of Embassy Communications.

MICHAEL O. JOHNSON

Director since 2005

Mr. Johnson, age 51, has been the Chief Executive Officer of Herbalife Ltd. since April 2003.  He joined Herbalife after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International from 1999 to 2003. Mr. Johnson also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel.

JOHN G. PERENCHIO

Director since 1992

Mr. Perenchio, age 50, is an owner and principal in the following businesses: Fearless Records, LLC (a record company); Ultimatum Music, LLC (a record company); and Smartpunk, LLC (an internet retail music and merchandise website). Mr. Perenchio is also a director of Deckers Outdoor Corporation. Mr. Perenchio also is, or has been, an executive of various entities that are A. Jerrold Perenchio’s affiliates, some of which transact business with us or hold shares of our Class P Common Stock. John G. Perenchio is the son of A. Jerrold Perenchio.

RAY RODRIGUEZ

Director since 1996

Mr. Rodriguez, age 55, has been President and Chief Operating Officer of the Company since February 2005. He was the President of the Univision Network from December 1992 through February 2005 and President of the TeleFutura Network and of the Galavisión Network from August 2001 through February 2005.

McHENRY T. TICHENOR, JR.

Director since 2003

Mr. Tichenor, age 50, was President of Univision Radio from the completion of our acquisition of Hispanic Broadcasting Corporation on September 22, 2003 through December 31, 2004. Mr. Tichenor is currently a private investor. Mr. Tichenor was the Chairman of the Board, President, Chief Executive Officer and a director of Hispanic Broadcasting Corporation from February 1997 until its acquisition by Univision. From 1981 until February 1997, Mr. Tichenor was the President, Chief Executive Officer and a director of Tichenor Media System, Inc.

The Board recommends a vote FOR the election as Class A/P Directors of the eight nominees listed above.

Nominees for Election as Class T Director and Class T Alternate Director

The holders of Class T Common Stock are entitled to elect one Class T Director and one Class T Alternate Director. As of the date of this proxy statement, the holders of Class T Common Stock have not informed the Company of whether they will elect a new Class T Director and Class T Alternate Director.

Nominees for Election as Class V Director and Class V Alternate Director

The holders of Class V Common Stock are entitled to elect one Class V Director and one Class V Alternate Director at the meeting. The nominees for Class V Director and Class V Alternate Director are Gustavo Cisneros and Alejandro Rivera, respectively. Information about these nominees is provided below. We are providing this information to Class A/P Stockholders for informational purposes only, as they are not entitled to vote for the Class V Director or Class V Alternate Director.

GUSTAVO CISNEROS

Director since 2003

Mr. Cisneros, age 60, is Chairman and Chief Executive Officer of the Cisneros Group of Companies, a privately-held media, entertainment, technology and consumer products organization of affiliated entities. Since 1975, Mr. Cisneros has overseen the management and operations of the Cisneros Group of Companies. Mr. Cisneros is a director of Pueblo International LLC (formerly known as Pueblo Xtra International, Inc.) and Barrick Gold Corporation. Mr. Cisneros is a founding member of the international advisory board of the Council on Foreign Relations, a member of the chairman’s international advisory council of The Americas Society, an advisory committee member of Harvard University’s David Rockefeller Center for Latin American Studies, an advisory board member of Columbia University, a member of the board of overseers of Babson College and an advisor to Rockefeller University. Mr. Cisneros previously served as the Class V Director on our Board from 1996 until 2000.

ALEJANDRO RIVERA

Class V Alternate Director since 2003

Mr. Rivera, age 62, has served in executive positions with companies in the Cisneros Group since 1976. Since May 1988, Mr. Rivera has been the Managing Director and Vice President of Venevision International LLC (formerly known as Venevision International, Inc.) and, since September 1996, has also been the Director and President of Venevision International Corporation. Mr. Rivera was the Class V Alternate Director from 1996 through 2000 and was the Class V Director from 2000 until December 2003.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Committees

We have an Audit Committee and a Compensation Committee. Because the holders of Class P Common Stock control approximately 58% of the voting power of our common stock, Univision is a controlled company under New York Stock Exchange (“NYSE”) listing standards and thus not required to have an independent compensation committee. Univision is also not required to have, and does not have, a majority of independent directors or a nominating committee and, therefore, does not have a nominating charter or a formal nominating policy. Each class of directors elected by Class A/P, Class T and Class V Stock, respectively, participate in the consideration of director nominees for their respective classes. Nominees (including nominees recommended by stockholders) are identified and evaluated through review of a resume or other summary of experience, personal interviews and submission of such supplemental information as may be reasonably requested.

Audit Committee

Univision’s Audit Committee currently has three members: Messrs. Gaba, Horn and Johnson. The  Audit Committee monitors the integrity of Univision’s financial statements, as well as Univision’s compliance with legal and regulatory requirements, engages the independent auditors, reviews with the independent auditors the plans and results of the audit engagement, reviews the independence of the independent auditors and pre-approves and considers the range of all audit and non-audit services. The Board believes that each Audit Committee member meets the independence requirements of SEC regulations and NYSE listing standards. In addition, the Board has determined that Mr. Gaba, the Chair of the Audit Committee, is qualified as an audit committee financial expert under SEC regulations and has accounting and related financial management expertise within the meaning of NYSE listing standards. The Audit Committee met six times in 2005. See “Audit Committee Report.” The Audit Committee charter is available on the Company’s website at www.univision.net.

Compensation Committee

Univision’s Compensation Committee currently has two members: Messrs. Gaba and Horn. The Compensation Committee makes recommendations to the Board concerning compensation of our executive officers and administers the 1996 and 2004 Performance Award Plans (referred to individually as the “1996 Plan” and the “2004 Plan”) and the Hispanic Broadcasting Corporation Long-Term Incentive Plan (the “HBC Plan”) that Univision assumed as part of its acquisition of Hispanic Broadcasting Corporation (the “HBC Merger”). Mr. Horn is the Chair of the Compensation Committee. The Compensation Committee met five times in 2005. See “Compensation Committee Report on Executive Compensation.” The Compensation Committee charter is available on the Company’s website at www.univision.net.

Directors’ Compensation

Each non-employee director and alternate director who owns less than 5% of Univision’s common stock and who is not affiliated with A. Jerrold Perenchio, Grupo Televisa, S.A. and its affiliates (“Televisa”) or Corporacion Venezolana del Television, C.A. (VENEVISION) and its affiliates (“Venevision”) is paid $100,000 for each year of service. In addition, each non-employee director, other than A. Jerrold Perenchio and John G. Perenchio, and each alternate director may be granted options to purchase our Class A Common Stock. In 2005, Univision did not award any options to its directors but made its annual grants of options in January 2006, at which time each of Messrs. Gaba, Horn, Cassara, Tichenor, Johnson, Rivera and Cisneros received 25,000 non-qualified stock options that vest ratably over 4 years.

Board of Directors Meetings

The Board held seven meetings in 2005. Each director as of the date of this proxy statement who was then a director attended our annual stockholders meeting in Los Angeles in May 2005, and each director attended more than 75% of the aggregate number of Board meetings and meetings of committees on which he served in 2005. Under our Corporate Governance Guidelines adopted in February 2004, which can be found on our website at www.univision.net, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties and to make every reasonable effort to attend each meeting of the Board and any committee of which the director is a member. Non-management directors shall also meet in executive sessions without management. The Chair of the Audit Committee acts as the “Lead Director” to facilitate and lead these sessions.

Director Independence

The Board has adopted director independence standards that meets and in some areas exceeds the listing standards set by the NYSE. The NYSE listing standards set forth five tests and require that a director who fails any of the tests be deemed not independent. Moreover, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with the Company. On February 8, 2006, the Board affirmatively determined that Messrs. Gaba, Horn and Johnson are independent.

The Company’s director independence standards are as follows:

It is the policy of the Board of Directors that the Board include directors independent of the Company and of the Company’s management. For a director to be deemed “independent,” the Board shall affirmatively determine that the director has no material relationship with the Company or its affiliates or any member of the senior management of the Company or his or her affiliates. In making this determination, the Board shall apply, at a minimum and in addition to any other standards for independence established under applicable statutes and regulations, the following standards, which it may amend or supplement from time to time:

•       A director who is, or has been within the last three years, an employee of the Company, or whose immediate family member is, or has been within the last three years an executive officer, of the Company must not be deemed independent. Employment as an interim Chairman or Chief Executive Officer will not disqualify a director from being considered independent following that employment.

•       A director who has received, or who has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), must not be deemed independent. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer and compensation received by an immediate family member for service as a non-executive employee of the Company will not be considered in determining independence under this test.

•       A director who (A) is, or whose immediate family member is, a current partner of a firm that is the Company’s external auditor; (B) is a current employee of such a firm; (C) has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) was, or whose immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time must not be deemed independent.

•       A director who is, or whose immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the time serves or served on that company’s compensation committee must not be deemed independent.

•       A director who is a current employee or general partner, or whose immediate family member is a current executive officer or general partner, of an entity that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other entity’s consolidated gross revenues, must not be deemed independent.

•       Further to the provision above that applies to property and services generally, a director who is, or whose immediate family member is, an executive officer, general partner or significant equity holder (i.e., in excess of 10%) of an entity that engages in transactions (such as advertising, the purchase of goods and services, financing, and the purchase or sale of assets) with the Company, any of its affiliates, any executive officer or any affiliate of an executive officer, will not be deemed to have a material relationship and therefore will be deemed independent if (i) they occurred more than three years prior to determination of materiality or (ii) if they occur in the ordinary course of business and are consistent with other transactions in which the Company has engaged with third parties, unless (a) the director serves as an executive officer, employee, or substantial owner, or an immediate family member (as defined in the New York Stock Exchange’s rules) is an executive officer, of the other entity and (b) such transactions represent more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or 2% of the other entity’s gross revenues for the prior fiscal year.

•       A director who is, or whose immediate family member is, affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $200,000 in a single fiscal year, whichever amount is lower) from the Company, any of its affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period must not be deemed independent, unless the contribution was approved in advance by the Board of Directors.

For purposes of the independence standards set forth above, the terms:

•       “affiliate” means any consolidated subsidiary of the Company and any other Company or entity that controls, is controlled by or is under common control with the Company;

•       “executive officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”); and

•       “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

The Board shall undertake an annual review of the independence of all non-employee directors. In advance of the meeting at which this review occurs, each non-employee director shall be asked to provide the Board with full information regarding the director’s business and other relationships with the Company and its affiliates and with senior management and their affiliates to enable the Board to evaluate the director’s independence.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as “independent.” This obligation includes all business relationships between, on the one hand Directors or members of their immediate family, and, on the other hand, the Company and its affiliates or members of senior management and their affiliates, whether or not such business relationships are subject to any other  approval requirements of the Company.

Stockholder Proposals and Communication with the Board of Directors

We must receive proposals of stockholders intended to be presented at the 2007 meeting of stockholders at our principal executive offices not later than November 17, 2006 for inclusion in our proxy statement and form of proxy relating to the meeting.

Stockholders and other parties interested in communicating directly with any or all non-management directors and stockholders interested in recommending nominees to the Board, may do so by writing to Univision Communications Inc., 1999 Avenue of the Stars, Suite 3050, Los Angeles, CA 90067. Our

Corporate Governance Guidelines contain the process for handling letters received by the Company and addressed to non-management members of the Board. Under that process, the Corporate Secretary of the Company logs and forwards all such correspondence to the Chair of the Audit Committee. The Chair of the Audit Committee delivers a summary of such correspondence to the full Board, if he or she deems it appropriate, at the next regularly scheduled meeting of the Board. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence.

Code of Ethics

The Company has a Code of Conduct, Ethical Standards and Business Practices, which applies to all employees, officers and directors of the Company, as well as a separate Code of Ethics for Senior Financial Officers, which applies to the Chairman and Chief Executive Officer, the Vice Chairman, the Chief Financial Officer, the Chief Accounting Officer and any person who performs a similar function. Both the Code of Conduct, Ethical Standards and Business Practices and the Code of Ethics for Senior Financial Officers can be found on the Company’s website at www.univision.net and, the Company will disclose on its website when there have been amendments to such codes. Waivers of the Code of Conduct, Ethical Standards and Business Practices for executive officers and directors and waivers of the Code of Ethics for Senior Financial Officers will also be posted on the Company’s website.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a brief summary of the material terms of certain agreements and arrangements between us and (1) each person who we know beneficially owns 5% or more of the outstanding shares of any class of Univision’s voting securities and (2) each director and executive officer. All of the agreements have been filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2005. The information set forth below does not purport to be and is not a complete summary of all such agreements and arrangements.

Program License Agreements

Our program license agreements (the “Program License Agreements”) with each of Televisa and Venevision extend until December 2017. Under these agreements, we have the exclusive right to air in the United States all Spanish-language programming (with certain exceptions) produced by or for Televisa and Venevision. Under the Program License Agreements, we pay 15% of Combined Net Time Sales (time sales from broadcasting, including barter, trade, and television subscription revenues, less advertising commissions, certain special event revenues, music license fees, outside affiliate compensation, time sales relating to advertising sold to Televisa or provided to Venevision and taxes other than withholding taxes) for the Univision and Galavisión networks and affiliated owned-and-operated stations plus for Televisa, 3% of incremental sales over the 2001 base amount for 2002 and subsequent years and for Venevision, up to 3% of incremental sales over the 2001 base amount for 2002 and subsequent years if Venevision programs contribute 30% or more of Univision’s and Galavisión’s ratings. For the TeleFutura Network and affiliated owned and operated stations, we pay Televisa 12% of TeleFutura net time sales (calculated in a manner similar to Combined Net Time Sales) less certain of TeleFutura’s other programming costs and we pay Venevision royalties based on the ratings delivered by the Venevision programs broadcast on TeleFutura. Under the agreements, the Company incurred an aggregate net royalty of approximately $186,547,000 in 2005, ($116,090,330 to Televisa and $70,484,067 to Venevision). The Company has accrued license fees payable to Televisa and Venevision of $20,548,000 and $13,623,000 at December 31, 2005 and 2004, respectively. The obligations of their respective affiliates have been guaranteed by, in the case of Televisa, Grupo Televisa S.A. and, in the case of Venevision, Corporacion Venezolana de Television, C.A. (VENEVISION). Televisa and Venevision programming represented approximately 39% and 15% in 2005 and 36% and 17% in 2004, respectively, of the Univision Network’s non-repeat broadcast hours. Televisa and Venevision programming represented approximately 23% and 7%, respectively, of the TeleFutura Network’s non-repeat broadcast hours in 2005 and 2004.

Under the Program License Agreements, Televisa and Venevision also have the right to use, without charge and subject to limitations, advertising time that we do not either sell to advertisers or use for our own purposes. The agreements also provide that the Company will annually swap with each of Televisa and Venevision $10 million of non-preemptable advertising time. The Company accounts for this arrangement as a net barter transaction, with no effect on revenues, expenses or net income on an annual basis. Each of Televisa and Venevision may also purchase for its own use non-preemptable time at the lowest spot rate for the applicable time period. Televisa received approximately 93,000, 23,000 and 9,000 of preemptable and non-preemptable 30-second commercial advertisements in 2005, 2004 and 2003, respectively. Venevision received approximately 84,000, 83,000 and 33,000 of preemptable and non-preemptable 30-second commercial advertisements in 2005, 2004 and 2003, respectively.

Before May 2005, we also had a right of first refusal, which we did not exercise, to license Televisa and Venevision’s programs in Puerto Rico (subject to preexisting commitments) and, if exercised, we would have paid a program performance fee based on the ratings delivered by the licensed programs. After May 2005, our rights are exclusive in a manner similar to the overall Program License Agreements (and we also license its programs to the Puerto Rico stations and networks), and we are required to pay Televisa 12% of Puerto Rico net time sales (calculated in a manner similar to Combined Net Time Sales) and Venevision the greater of 6% of Puerto Rico net time sales or the amount of a program performance fee based on ratings produced by Venevision programs that the Puerto Rico stations broadcast (but not more than 12% of Puerto Rico net time sales). The required payments in 2005 were approximately $4,734,224 to Televisa, which Televisa has not accepted to date, and $2,583,135 to Venevision.

International Program Rights Agreement

We have granted Televisa and Venevision rights to exploit various programming produced by us or our subsidiaries for use on the Univision and Galavisión networks on a royalty-free basis. These rights cover all countries outside of the U.S. for programs produced before our initial public offering or that replace such programs (“Grandfathered Programs”) and cover Mexico and Venezuela for all other programs. For Grandfathered Programs, the rights described above will revert back to us from Televisa or Venevision when the applicable Program License Agreement terminates. For other programs, Televisa or Venevision’s rights revert back to us when that entity owns less than 30% of the Company securities that it owned on the date of our initial public offering (other than on account of a merger or similar transaction). We have also granted Televisa and Venevision certain rights of first offer for Mexico and Venezuela, respectively, to license programs produced by us or our subsidiaries for TeleFutura or other future networks that we may own.

Distribution Agreement—Venevision

In March 2003, the Company entered into an agreement with Venevision that grants Venevision the sole and exclusive right during the term to distribute Spanish language programs produced by the Univision Network, the TeleFutura Network and the Galavisión Network throughout the Venevision Territory. As compensation for its distribution services, Venevision paid the Company approximately 85% of gross receipts less certain expenses. Although the agreement expired on March 27, 2004, the Company and Venevision have agreed to extend the agreement on a monthly basis. The Company received $350,000 in 2005 related to this agreement.

Distribution Agreement—Televisa

On September 1, 2003, the Company entered into an agreement with Televisa that grants Televisa the sole and exclusive right during the term to distribute Spanish language programs produced by the Univision Network, the TeleFutura Network and the Galavisión Network throughout the Televisa Territory. As compensation for its distribution services, Televisa will pay the Company approximately 85% of gross receipts less certain expenses. Although the agreement expired on August 31, 2004, the Company and Televisa have agreed to extend the contract on a monthly basis. The Company received $346,000 in 2005 related to this agreement.

Televisa Soccer Agreement

In December 2001, the Company entered into an agreement with Televisa to purchase the rights to broadcast Mexican league soccer. The Company agreed to pay Televisa an amount equal to a percentage of the aggregate costs incurred by Televisa to purchase the exclusive worldwide television rights to broadcast certain Mexican first division professional soccer matches. In 2004, Televisa and the Company amended and extended the terms of the original agreement until December 18, 2007. In 2005, the Company incurred costs of $14,788,000 in respect of the agreement.

Participation Agreement

Pursuant to a participation agreement (the “Participation Agreement”), Mr. Perenchio, Televisa and Venevision have agreed that none of them will enter into certain transactions involving Spanish-language television broadcasting or a Spanish-language television network in the U.S. without first offering the Company the opportunity to acquire a 50% economic interest. The Participation Agreement provides that if the Company elects to participate in any of these transactions, the offeror will have substantial control over management of such transaction.

Warrants

In connection with Mr. Perenchio, Televisa and Venevision’s December 1992 acquisition of our predecessors, Televisa and Venevision were issued warrants to purchase Common Stock, of which Televisa and Venevision retain 2,000 and 27,437,700, respectively. Also, in December 2001, the Company issued additional warrants to purchase 9,000,000 shares of Common Stock to Televisa and 2,800,000  shares of Common Stock to Venevision. The 1992 warrants are exercisable for Class T and Class V Common Stock at an exercise price of $0.032195 per share. The 2001 warrants are exercisable for 6,274,864 and 74,864 shares of Class A Common Stock for Televisa and Venevision, respectively, and 2,725,136 shares of Class T and Class V Common Stock for Televisa and Venevision, respectively. The exercise price for the 2001 warrants is $38.261 per share. At the option of Televisa or Venevision, as the case may be, or if the warrants are not held by Televisa or Venevision or their permitted transferees at the time of exercise, the Class T and Class V Warrants are exercisable for Class A Common Stock.

In April 2002, Univision also issued an additional warrant to purchase 100,000 shares of Class A Common Stock to Televisa, at an exercise price of $38.261 per share, in connection with the acquisition of Fonovisa Music Group (“Fonovisa”).

No warrant discussed above is exercisable unless it is lawful for the holder to own the number of shares issuable as a result of such exercise, and such exercise would not violate the Communications Act of 1934, as amended. Subject to applicable securities laws, the warrants are freely transferable. If all warrants discussed above were fully exercised and all voting securities were converted to Class A Common Stock (including options exercisable within 60 days of February 14, 2006), Venevision would own approximately 14% of our Common Stock and Televisa would own approximately 11% of our Common Stock. The

Company accounted for the warrants, other than the 100,000 warrants issued in connection with the Fonovisa acquisition, issued to Televisa and Venevision within stockholders’ equity.

Registration Rights Agreement

We have a registration rights agreement with Mr. Perenchio, Televisa and Venevision, pursuant to which we have agreed to file registration statements covering our securities owned by them. As of February 14, 2006, Mr. Perenchio had the right to demand three registration statements, Venevision had the right to demand two and Televisa had the right to demand one. In addition, we gave these stockholders various piggyback registration rights. In general, we will pay all fees, costs and expenses of any such registration statements.

We also have a registration rights agreement with Mr. McHenry T. Tichenor Jr., one of our Directors, and some of his family members, pursuant to which we have agreed to file registration statements covering the sale of our Class A Common Stock they hold in an underwritten offering. As of February 14, 2006, the Tichenor family members had the right to demand two registration statements. The agreement also provides the Tichenor family members with various piggyback registration rights. All of these rights are subject to customary terms, conditions, procedures and restrictions.

Voting Agreement

Messrs. Perenchio and Tichenor are parties to a voting agreement whereby Mr. Perenchio has agreed to nominate and then vote to elect to the Board as Class A/P Directors both Mr. Tichenor and another individual independent of the Company, subject to Mr. Perenchio’s reasonable approval. Mr. Tichenor designated, with Mr. Perenchio’s approval, Mr. Johnson to fill a board position. In accordance with the terms of the agreement, Mr. Perenchio also agreed to vote against any transaction in which the stock rights, or the per share consideration, to be received by the Univision Class P common stockholders would differ from those to be received by the Univision Class A common stockholders, unless approved by the holders of a majority of the outstanding shares of Univision Class A Common Stock other than shares held by Mr. Perenchio and his affiliates.

If Mr. Tichenor is incapacitated or ceases to be a Class A/P Director, the resulting vacancy would be filled according to Univision’s Certificate of Incorporation. If Mr. Tichenor’s other designee is incapacitated or ceases to be a Class A/P Director, Mr. Tichenor (or, if Mr. Tichenor is incapacitated, then other members of the Tichenor family) may again designate someone independent of Univision to fill the resulting vacancy, subject to Mr. Perenchio’s reasonable approval.

Mr. Perenchio’s obligation to vote for Mr. Tichenor and Mr. Tichenor’s other designee terminates when Mr. Tichenor and members of the Tichenor family cease to own at least 60% of their originally issued Univision shares. The voting agreement also terminates upon the earliest to occur of the conversion of all Univision Class P Common Stock, the incapacitation of Mr. Perenchio, the date that Mr. Perenchio and Mr. Tichenor agree to terminate the voting agreement, the death of Mr. Tichenor, or September 23, 2008.

Reimbursement Arrangements at Cost with No Mark-Up

In 2005 the Company reimbursed Chartwell Services, Inc. and Chartwell Partners LLC, affiliates of Mr. Perenchio (collectively, “Chartwell”), for certain costs incurred by Chartwell on behalf of the  Company pursuant to agreements entered into between the Company and Chartwell. All arrangements between the Company and Chartwell in 2005 and prior years were at cost and Chartwell realized no profit from any of the reimbursements. For 2005, the Company agreed to reimburse Chartwell approximately $141,290 for allocation of varying portions of the salary, benefits and payroll taxes of Chartwell employees that provide administrative support to the Company. Also, for 2005, the Company agreed to reimburse

Chartwell approximately $620,718 for business expenses and other costs incurred by Chartwell on behalf of the Company. Pursuant to an agreement between the Company and Chartwell Services, Inc., Chartwell Services, Inc. will continue providing the services subject to such agreement through December 2006, subject to automatic one-year extensions.

Pay Television Venture

In April 2003, the Company entered into a limited liability company agreement with Televisa Pay-TV Venture, Inc. to form a 50/50 joint venture called Spanish Subscription Television LLC, now called TuTV LLC. The joint venture was formed to broadcast Televisa’s pay television channels, other than general entertainment channels or novelas, in the United States. The service consists of five channels. In May 2003, TuTV entered into a five-year distribution agreement with EchoStar Communications Corporation for three of the channels. The joint venture is jointly controlled by Televisa and the Company with each agreeing to fund up to a maximum of $20,000,000 over the first three years of the venture. During 2005, the Company received a dividend of $1,500,000 from TuTV.

Co-production Agreement

In December 2003, the Company and Televisa entered into an agreement whereby Televisa would produce the show “100 Mexicanos Dijeron” and the Company would pay Televisa approximately half of the costs per episode. Under the terms of the agreement, the Company made payments of $4,700,000 in 2005 to Televisa in connection with the production of the show. The agreement with Televisa was not renewed but production will continue in the U.S.

Fonovisa Music Group

In April 2002, we consummated the acquisition of Fonovisa from Televisa for 6,000,000 shares of our Class A Common Stock and a warrant to purchase 100,000 shares of our Class A Common Stock (having an exercise price of $38.261 per share). Fonovisa has become a part of our Univision Music Group. In connection with our acquisition of Fonovisa, we had the right to receive $5,000,000 of preemptable advertising from Televisa in Mexico during each of the first three years after the April 2002 closing of such acquisition for the promotion of our music business and its affiliates.

Employment Agreement

We entered into an employment agreement with Mr. Tichenor, effective upon completion of the HBC Merger on September 22, 2003, pursuant to which he served as the President of Univision Radio. The term of Mr. Tichenor’s employment agreement was for three years. The agreement was terminable earlier, among other reasons, upon Mr. Tichenor’s election for certain specified reasons. On December 31, 2004, Mr. Tichenor elected to resign as President. However, Mr. Tichenor remains as a consultant to the Company, for which he will continue to receive his annual base salary of $600,000 under the employment agreement through December 31, 2006. The agreement contains standard terms and conditions regarding ownership of works, confidentiality and non-solicitation of our customers and employees.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership Table

The following table sets forth certain information regarding beneficial ownership of Univision’s voting securities as of February 14, 2006 by (1) each person who we know beneficially owns 5% or more of the outstanding shares of any class of Univision’s voting securities, (2) each director and nominee and the Named Executive Officers (as defined in “Summary Table of Executive Compensation”), and (3) all directors and alternate directors and the Named Executive Officers as a group. Except as indicated in the footnotes to the table, each person named in the table has sole voting and investment power with respect to all shares of securities shown as beneficially owned by them, subject to community property laws where applicable.

Please see the footnotes below for the disclosure required by the Securities Exchange Act of 1934, for each of the parties listed below. Because the Class P, Class T and Class V Common Stock can be converted to Class A Common Stock at any time, we are presenting the information below based on such conversions. We obtained the information presented below for stockholders other than officers, directors and nominees from Schedule 13Gs and amendments thereto, which reflect beneficial ownership as of December 31, 2005.

Name and Address(a)	Title of Class of Common Stock	Number of Shares of Class A Common Stock Beneficially Owned (b)(c)		Percent of Class A Common Stock Beneficially Owned (c)	Percent of Class A Common Stock Beneficially Owned Assuming Warrants are Exercised (d)
A. Jerrold Perenchio	Class A and Class P	37,087,384	(e)(m)	12.2%	10.8%
Televisa	Class A and Class T	30,187,534	(f)	9.9%	11.4%
Av. Vasco de Quiroga No. 2000, Edificio A, Piso 4 Colonia Santa Fe 01210, Mexico, DF
Venevision	Class A and Class V	17,837,164	(f)(g)	5.9%	14.0%
c/o Finser Corporation 550 Biltmore Way, Suite 900 Coral Gables, Florida 33134
FMR Corp.	Class A	33,976,566	(h)	11.1%	9.9%
82 Devonshire Street Boston, Massachusetts 02109
Goldman Sachs Asset Management, L.P.	Class A	27,934,247	(i)	9.2%	8.1%
32 Old Slip New York, New York 10005
T. Rowe Price Associates, Inc.	Class A	13,551,549	(j)	4.4%	3.9%
100 E. Pratt Street Baltimore, Maryland 21202
UBS AG	Class A	14,289,188	(k)	4.7%	4.2%
Bahnhofstrasse 45 PO Box CH-8021 Zurich, Switzerland
Robert V. Cahill	Class A	2,361,000	(l)(m)	*	*
Anthony B. Cassara	Class A	75,000	(l)	*	*
Harold Gaba	Class A	431,000	(l)	*	*
Andrew W. Hobson	Class A	1,628,708	(l)	*	*

Alan F. Horn	Class A	465,000	(l)	*	*
Michael O. Johnson	Class A	1,000		*	*
C. Douglas Kranwinkle	Class A	630,000	(l)	*	*
John G. Perenchio	Class A	468,000	(m)	*	*
Ray Rodriguez	Class A	1,550,740	(l)(n)	*	*
McHenry T. Tichenor, Jr.	Class A	3,027,204	(l)	*	*
Gustavo Cisneros	Class A and Class V	17,862,164	(f)(g)(l)	5.9%	14.0%
Alejandro Rivera	Class A	315,000	(l)	*	*
c/o Finser Corporation 550 Biltmore Way, Suite 900 Coral Gables, Florida 33134
All directors and executive officers as a
group (15 persons)	Class A, Class P, and Class V	64,098,200	(f)	20.6%	29.5%

(a)        Unless otherwise indicated, the address of each executive officer, director and nominee is 1999 Avenue of the Stars, Suite 3050, Los Angeles, California 90067.

(b)       A. Jerrold Perenchio and his affiliates beneficially own 100% of the Class P Common Stock, Televisa beneficially owns 100% of the Class T Common Stock, and Venevision beneficially owns 100% of the Class V Common Stock.

(c)        Assumes that the Class P, Class T and Class V Common Stock outstanding are converted into Class A Common Stock on a share for share basis since this may be done at any time in accordance with their respective terms. Excludes the shares issuable upon exercise of the 39,339,700 warrants that are outstanding (see footnote (f) below).

(d)       Assumes that the Class P, Class T and Class V Common Stock outstanding are converted into Class A Common Stock on a share for share basis since this may be done at any time in accordance with their respective terms. Assumes exercise of all warrants held by Televisa and Venevision; however, these warrants to purchase Class A, Class T or Class V Common Stock are subject to certain exercise restrictions because they may be exercised by the holder only if the aggregate shares owned by Televisa, Venevision and all non-U.S. aliens represent no more than 25% of the outstanding stock. See “Certain Relationships and Related Transactions—Warrants.”

(e)        Such shares are owned by A. Jerrold Perenchio or his affiliates. Includes 885,740 shares of Class P Common Stock beneficially owned by Margaret Perenchio, Mr. Perenchio’s wife. Mr. Perenchio has the sole power to vote such shares pursuant to a proxy, but Mrs. Perenchio has sole power to dispose of or direct the disposition of such shares. All but 124,994 shares owned directly or indirectly by Mr. Perenchio are shares of Class P Common Stock. Each share of Class P Common Stock is convertible at any time into a share of Class A Common Stock.

(f)         Excludes 9,102,000 shares of Class A Common Stock or Class T Common Stock and 30,237,700 shares of Class A Common Stock or Class V Common Stock issuable upon exercise of warrants held by Televisa and Venevision, respectively.

(g)        A trust principally for the benefit of the family of Gustavo Cisneros and a trust principally for the benefit of the family of Ricardo Cisneros, or foundations or entities established primarily for the benefit of any one or more of the foregoing persons, each owns a 50% indirect beneficial ownership interest in the equity of Venevision, which owns these shares. These trusts have shared voting and dispositive powers over these shares. Gustavo Cisneros and Ricardo Cisneros disclaim beneficial ownership of such shares.

(h)       Based on a report on Schedule 13G/A dated February 14, 2006, FMR Corp. had sole voting power over 3,066,118 of such shares and sole dispositive power over all 33,976,566 shares. Based on such Schedule 13G/A, FMR Corp. beneficially owned 14.282% of the Class A Common Stock outstanding as of December 31, 2005.

(i)          Based on a report on Schedule 13G/A dated February 6, 2006, Goldman Sachs Asset Management, a separate business unit of The Goldman Sachs Group, Inc., had sole voting power over 22,672,949 of such shares and sole dispositive power over all

27,934,247 shares. Based on such Schedule 13G/A, Goldman Sachs Asset Management beneficially owned 11.7% of the Class A Common Stock outstanding as of December 31, 2005.

(j)          Based on a report on Schedule 13G dated February 14, 2006, T. Rowe Price Associates, Inc. had sole voting power over 2,166,483 shares and sole dispositive power over 13,551,549 shares. Based on such Schedule 13G, T. Rowe Price Associates, Inc. owned 5.6% of the Class A Common Stock outstanding as of December 31, 2005. These securities are owned by various individual and institutional investors including T. Rowe Price Associates, Inc., which T. Rowe Price Associates, Inc. serves as investment advisor with the power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(k)       Based on a report on Schedule 13G dated February 14, 2006, UBS AG had sole voting over 8,602,529 shares and shared dispositive power over all 14,289,188 shares. Based on such Schedule 13G, UBS AG, Inc. owned 6.0% of the Class A Common Stock outstanding as of December 31, 2005.

(l)          Includes, as applicable, the following employee or director stock options granted by Univision that are fully exercisable or will vest and become exercisable within 60 days of February 14, 2006: Mr. Cahill—1,025,000; Mr. Cassara—75,000; Mr. Cisneros—25,000; Mr. Gaba—305,000; Mr. Hobson—1,625,000; Mr. Horn—305,000; Mr. Kranwinkle—620,000; Mr. Rivera—315,000; Mr. Rodriguez—1,550,000; and Mr. Tichenor—649,350.

(m)    Common stock owned by Mr. A. Jerrold Perenchio includes 1,804,000 shares subject to employee stock options that are fully exercisable for Class A Common Stock and were granted to Mr. Cahill and Mr. John G. Perenchio by one of Mr. A. Jerrold Perenchio’s wholly-owned companies, which options were granted for services to that company. Mr. Cahill owns a fully exercisable employee stock option to purchase 1,336,000 shares of Class A Common Stock. Mr. John G. Perenchio owns a fully exercisable employee stock option to purchase 468,000 shares of Class A Common Stock.

(n)       Includes 200 shares of Class A Common Stock held in a UTMA account for Mr. Rodriguez’s daughter and 540 shares in an UTMA account for Mr. Rodriguez’s son. Mr. Rodriguez disclaims beneficial ownership of such shares.

*               Represents less than one percent.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. These persons are required by regulation of the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 2005 all filing requirements applicable to our officers and directors were met.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation*

The Compensation Committee currently consists of Messrs. Gaba and Horn, both of whom are independent, non-employee, outside directors as defined by regulatory and tax rules.

Overview

As set forth in its charter, the Compensation Committee’s purpose is to:

•       consider matters relating to compensation and perquisites of the salaried employees and directors of Univision; and

•       approve and administer, including approving grants of options or other benefits under, Univision’s compensation plans.

The Compensation Committee’s general philosophy is that bonus and equity compensation should fluctuate with the Company’s success in achieving financial and other goals, and that Univision should continue to use long-term compensation such as stock options and restricted stock units to align stockholder and executives’ interests. The Compensation Committee and Univision’s Chairman believe in reserving significant amounts for results-based incentive compensation and thus setting fixed-amount base salaries near the median of peer companies.

The Company retains an outside executive compensation consulting firm (which provides no other services to the Company) to provide general compensation expertise, explore alternative incentive programs, and analyze comparative compensation information for the Compensation Committee. In carrying out its responsibilities in 2005, the Committee sought the consulting firm’s advice regarding the acceleration of “out-of-the-money” stock options as well as compensation levels within the industry and the advisability of adopting alternative or additional performance incentives.

Executive Officer Compensation

Chief Executive Officer Compensation

Mr. Perenchio, Univision’s Chairman and Chief Executive Officer, serves without salary, bonus or equity-based compensation. As a significant stockholder and holder of majority voting power, Mr. Perenchio remains highly motivated to increase Univision’s stockholder value and to incentivize management to do the same.

Compensation for Other Executives

The Compensation Committee approved the 2005 compensation levels of Univision’s other executive officers after considering the compensation philosophy expressed above and consultation with Mr. Perenchio.

Base Salary

The base compensation set forth in employment agreements of Messrs. Cahill, Hobson, Kranwinkle and Rodriguez was increased by amendments as of  December 31, 2005 for the years 2006 to 2008 after consultation with the Committee. In approving the executives’ salary increases, our Chairman and the Committee took into account, among other things, the greater responsibility of Mr. Hobson’s and

*                     This section of the proxy statement is not incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

Mr. Rodriquez’s new positions, peer group comparisons provided by the Committee’s outside consulting firm, and the executives’ individual  experience and increased responsibilities. See “Employment Agreements and Arrangements.”

Bonus Compensation

The Compensation Committee, based upon management’s recommendation and in accordance with the compensation philosophy outlined above, approved cash bonuses for 2005 for the four Named Executive Officers. According to the Company’s outside compensation consulting firm, the Company’s executive compensation is in line with average executive compensation among peer companies. Approximately 45% of the cash bonus awards granted to our Named Executive Officers (compared with approximately 40% in 2004) was determined using an earnings before interest, taxes, depreciation and amortization performance goal set at the beginning of 2005. The other approximately 55% of each cash bonus was subjective. In considering the subjective portion of the bonuses, the Committee took into account the employee’s responsibilities, his performance during the prior year, and other factors such as profitability, market share, industry position and outstanding achievements.

Equity-Based Compensation

The Compensation Committee believes in linking long-term incentives to an increase in stock value. Accordingly, it grants equity awards under the 2004 Plan designed to link an increase in stockholder value to compensation. In addition to stock option grants,  based upon recommendations of the outside consulting firm, the Committee also approved grants of restricted stock units as approximately one-third of 2005 aggregate equity compensation. The Compensation Committee believes that these awards encourage employees to continue to use their best professional skills and to remain in Univision’s employ. Options and restricted stock units granted by Univision under the 2004 Plan generally vest and become exercisable in annual 25% increments over a four-year period after grant.

When considering the equity grants, the Compensation Committee considers the executive’s responsibilities, his or her performance during the prior year, his or her expected future contribution to Univision’s performance, competitive data on grant values at comparable companies, and the recommendation of Mr. Perenchio and other senior executives. In 2005 (including the January 2006 grants), the Compensation Committee granted options and/or restricted stock units to the Company’s employees, with 20.6% of the value of such awards being granted to Named Executive Officers.

The Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility by Univision of cash compensation in excess of $1 million paid to the Chief Executive Officer and the four highest compensated executive officers during any taxable year, unless such compensation meets certain requirements. Other than approximately $739,000, base compensation and the subjective portion of the cash bonuses paid to executive officers for 2005 were within the $1 million Section 162(m) threshold and should, therefore, also be deductible by Univision. The Compensation Committee will continue to consider deductibility to the extent an award is non-deductible.

Stock options and restricted stock units under Univision’s existing plans, as well as the formulaic portion of the cash bonus, are intended to comply with the rules under Section 162(m) for treatment as performance based compensation. Therefore, Univision should be allowed to deduct compensation related to options and restricted stock units granted under each of these plans and the formula portion of the cash bonuses.

The Compensation Committee
Alan F. Horn, Chair
Harold Gaba

SUMMARY TABLE OF EXECUTIVE COMPENSATION

The following table shows the compensation we paid or accrued during 2003, 2004 and 2005 to each person who was one of our executive officers as of December 31, 2005 (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Cash Bonuses ($)	Other Annual Compensation ($)	Options Granted (#)		All Other Compensation ($)
A. Jerrold Perenchio(a)	2005	None	None	None	None		None
Chairman of the Board and	2004	None	None	None	None		None
Chief Executive Officer	2003	None	None	None	None		None
Robert V. Cahill(b)	2005	650,000	750,000	None	0	(c)	None
Vice Chairman and	2004	650,000	600,000	None	150,000		None
Corporate Secretary	2003	600,000	600,000	None	100,000		None
Andrew W. Hobson	2005	750,000	1,000,000	None	0	(c)	20,834	(d)(e)
Senior Executive Vice President,	2004	675,000	750,000	None	200,000		19,044	(d)(e)
Chief Financial Officer and	2003	600,000	600,000	None	100,000		17,434	(d)(e)
Chief Strategic Officer
C. Douglas Kranwinkle	2005	600,000	700,000	None	0	(c)	35,838	(d)(e)
Executive Vice President and	2004	600,000	600,000	None	150,000		35,760	(d)(e)
General Counsel	2003	600,000	600,000	None	100,000		35,610	(d)(e)
Ray Rodriguez	2005	800,000	1,000,000	None	0	(c)	33,614	(d)(e)
President and Chief Operating	2004	800,000	800,000	None	200,000		34,241	(d)(e)
Officer	2003	800,000	800,000	None	100,000		26,037	(d)(e)

(a)           Mr. Perenchio’s services were provided pursuant to the informal arrangement described in “Employment Agreements and Arrangements.” Mr. Perenchio has not been compensated for his services in any employment capacity with Univision since 1997.

(b)          The services of Mr. Cahill in 2003 and the first six months of 2004 were provided by Mr. Perenchio pursuant to the informal arrangement among Mr. Perenchio, Televisa and Venevision described in “Certain Relationships and Related Transactions.”

(c)           Through 2004 Univision traditionally awarded annual stock options to employees (including the Named Executive Officers) in December each year. Univision did not award any options in December 2005 but made its annual grants of options and restricted stock units in January 2006, and these grants were reported in SEC filings and will be reported in next year’s annual proxy statement.

(d)          Includes matching contribution pursuant to the 401(k) Plan for 2005, 2004 and 2003 of $6,300, $6,150 and $6,000 for each of Messrs. Hobson, Kranwinkle and Rodriguez. See “401(k) Savings and Thrift Plan.” Also, for Mr. Rodriguez, includes 2004 and 2005 deferred compensation interest income in excess of fair market value of $4,072 and $2,878, respectively.

(e)           Includes the Company’s payment of annual life insurance premiums for Messrs. Hobson, Kranwinkle and Rodriguez under the company’s executive life insurance program. For 2005, 2004 and 2003, the Company paid annual term life insurance premiums in the following amounts: $19,311 in each year for Mr. Kranwinkle, and $18,931, $18,513 and $14,531 for Mr. Rodriguez. For 2005, 2004 and 2003, the Company paid annual variable life insurance premiums for Mr. Hobson in the following amounts: $8,400, $6,760 and $5,300, respectively. The amounts in this column also include the Company’s payment of annual premiums for long-term disability insurance coverage for Messrs. Hobson, Kranwinkle and Rodriguez. For 2005, 2004 and 2003, the Company paid annual disability insurance premiums in the following amounts: $6,134 each year for Mr. Hobson; $10,227, $10,299 and $10,299 for each respective year for Mr. Kranwinkle; and $5,505 each year for Mr. Rodriguez.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is also an employee or officer of Univision, was formerly an officer of Univision or any of its subsidiaries, or has a relationship with Univision requiring disclosure under “Certain Relationships and Related Transactions.”

Employment Agreements and Arrangements

Mr. Perenchio serves as Chairman of the Board and Chief Executive Officer without compensation.

On December 31, 2005, Messrs. Cahill, Hobson, Kranwinkle and Rodriguez entered into amended employment agreements with us that extended the date of expiration of such agreements to December 31, 2008. Consequently, their annual base salaries for 2006 through 2008 are as follows:  for Cahill $750,000, for Hobson $850,000, for Kranwinkle $700,000 and for Rodriguez $1,000,000. In addition, based upon an annual review of each individual’s performance and our results of operations and our prospects, we may grant bonuses to Messrs. Cahill, Hobson, Kranwinkle and Rodriguez. See “Compensation Committee Report on Executive Compensation.”

The employment agreements for Messrs. Cahill, Hobson, Kranwinkle and Rodriguez may be terminated for cause, upon death or disability or without cause. If terminated without cause, the employee will, subject to certain conditions regarding confidentiality, trade secrets and competitive activities, be entitled to receive his base salary for the remainder of his employment agreement.

401(k) Savings and Thrift Plan

We have a retirement savings plan covering all eligible employees who have completed one year of service. The 401(k) Plan allows each employee to defer up to 60% of the total eligible compensation that would otherwise be paid to the employee, which deferral in 2005 could not exceed $14,000 plus a $4,000 catch up contribution for employees who reached fifty years of age in 2005. Employee contributions are invested in selected mutual funds and a unitized fund of our Class A Common Stock according to the direction of the employee. The 401(k) Plan permits us each year to match up to the first 6% of such employee’s eligible compensation contributed to the plan, subject to certain limitations imposed by the Internal Revenue Service. Since January 1, 2002 we have matched 100% of the first 3% of an employee’s eligible compensation contributed to the 401(k) Plan.

OPTION GRANTS IN 2005

Through 2004 Univision traditionally awarded annual stock options to employees (including the Named Executive Officers) in December each year. Univision did not award any options to the Named Executive Officers in December 2005 but made its annual grants of options and restricted stock units in January 2006, and these grants were reported in SEC filings and will be reported in next year’s annual proxy statement.

AGGREGATED OPTION EXERCISES IN 2005 AND
YEAR-END OPTION VALUE

Name	Shares Acquired on Exercise(#)	Value Realized($)	Exercisable/ Unexercisable Number of Securities Underlying Options at FY-End(#)	Exercisable/ Unexercisable Value of Unexercised In-the-Money Options at FY-End($)(a)
A. Jerrold Perenchio	N/A	N/A	N/A	N/A
Robert V. Cahill	0	0	1,025,000/0	3,564,125/0
Andrew W. Hobson	0	0	1,625,000/0	14,980,000/0
C. Douglas Kranwinkle	0	0	620,000/0	326,000/0
Ray Rodriguez	0	0	1,550,000/0	9,120,000/0

(a)           This amount represents solely the difference in the market price of $29.39 on the last trading day of the year, December 30, 2005, of those unexercised options that had an exercise price below such market price (i.e., “in-the-money options”) and the respective exercise prices of the options. The exercise price of outstanding options ranges from $5.75 to $45.4375. All options were granted at fair market value. No assumptions or representations regarding the value of such options are made or intended.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITORS

Appointment of Ernst & Young LLP

Ernst & Young LLP served as our independent auditors for 2004 and 2005, and the Audit Committee appointed Ernst & Young LLP as our independent auditors for 2006.

We expect Ernst & Young LLP representatives, who audited our 2005 financial statements, to be present at the Annual Meeting and to be available to respond to appropriate questions from stockholders. Such representatives will be given an opportunity to make a statement if they desire.

Auditors’ Fees

In connection with the audit of the 2005 financial statements, the Company entered into an engagement agreement with Ernst & Young LLP which set forth the terms by which Ernst & Young LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The aggregate fees that our independent auditors billed for professional services rendered in 2004 and 2005 were:

•       Audit Fees: Ernst & Young LLP’s fees for audit services totaled approximately $2,231,000 in 2004 and  $2,039,000 in 2005.

•       Audit-Related Fees: Ernst & Young LLP’s fees for audit-related services totaled approximately $119,000 in 2004 and $91,000 in 2005. Audit-related services principally included the audit of our employee benefit plan, accounting consultations and review of various SEC filings.

•       Tax Fees: Ernst & Young LLP’s fees for tax services in 2004 totaled approximately $23,000 and in 2005 totaled approximately $18,000, for tax consulting services during both years.

•       All Other Fees: Univision did not pay any other fees to either Ernst & Young LLP in 2004 or 2005.

The Audit Committee pre-approves annually of certain specific services in the defined categories of audit services, audit-related services, and tax services up to specified annual budget amounts, and sets requirements for specific case-by-case pre-approval of discrete projects, such as those which may have a material effect on our operations or services, over certain amounts. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of our independent auditors or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at its next scheduled meeting. All non-audit services provided in 2005 were pre-approved by our Audit Committee. Our Audit Committee determined that Ernst & Young LLP’s provision of services for all non-audit fees in 2005 is compatible with maintaining its independence.

Audit Committee Report*

As stated in the Audit Committee charter, the Audit Committee’s purpose is to:

•       engage Univision’s independent auditors;

•       monitor the auditors’ independence, qualifications and performance;

•       pre-approve all audit and non-audit services;

•       monitor the integrity of Univision’s financial statements; and

•       monitor Univision’s compliance with legal and regulatory requirements.

Management is responsible for Univision’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Univision’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management advised the Audit Committee that Univision’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and reviewed significant accounting issues with the Audit Committee. In addition, the Audit Committee has reviewed and discussed all the consolidated financial statements with management and the independent auditors before their issuance. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Univision’s independent auditors also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence, including a review of audit and non-audit fees.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board include the audited consolidated financial statements in Univision’s Annual Report on Form 10-K for the year ended December 31, 2005, which is filed with the SEC.

The Audit Committee
Harold Gaba, Chair
Alan F. Horn
Michael O. Johnson

*               This section of the proxy statement is not incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

PROPOSAL TWO:
RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS
FOR FISCAL YEAR 2006

Stockholder ratification of the selection of Ernst & Young LLP is not required by our Bylaws or otherwise. However, we are submitting the selection of Ernst & Young LLP to the stockholders for ratification. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the stockholders ratify the selection, the Audit Committee, in its discretion, may direct the appointment of a different independent firm at any time during the year if it determines that such a change would be in the best interests of Univision and its stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as our independent auditors for 2006.

EQUITY COMPENSATION PLAN INFORMATION

Univision currently maintains three equity compensation plans: the 1996 Plan, the HBC Plan and the 2004 Plan, all of which have been approved by stockholders.

The following table sets forth, for the 1996 Plan, the HBC Plan and the 2004 Plan, on an aggregated basis, the number of shares of Class A Common Stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants as of December 31, 2005.

Plan category	Number of shares of Class A Common Stock to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of shares of Class A Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	29,569,296	[1,2]	$29.76	11,697,775
Equity compensation plans not approved by stockholders	0		N/A	0
Total	29,569,296		$29.76	11,697,775

1           The shares available under the 2004 Plan are, subject to certain other limits under that plan, generally available for any type of award authorized under the 2004 Plan including options, stock appreciation rights, restricted stock, stock bonuses, and performance shares. Since stockholder approval of the 2004 Plan in May 2004, no new awards may be granted under the 1996 Plan, and no new awards may be granted under the HBC Plan after the HBC Merger.

2           Includes 4,075,876 shares issuable upon exercise of options outstanding under the HBC Plan. The weighted average exercise price of these outstanding options under the HBC Plan is $27.99.

UNIVISION STOCK PRICE PERFORMANCE GRAPH*

The following graph compares our cumulative total stockholder return with those of the S&P Broadcasting & Cable TV Index and the S&P 500 Index for the five fiscal years ending December 31, 2005. The graph assumes that $100 was invested on December 31, 2000 in (1) our Class A Common Stock, (2) the S&P Broadcasting & Cable TV Index, and (3) the S&P 500 Index, including in each case, if applicable, reinvestment of dividends. Note: We caution that the stock price performance shown in the graph below should not be considered indicative of potential future stock price performance.

(1)          $100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

*              This section of the proxy statement is not incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this section by reference therein, and shall not be deemed soliciting material or otherwise deemed filed under either such Acts.

FINANCIAL AND OTHER INFORMATION

Our integrated Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including any financial statements and schedules, and a list of exhibits) is enclosed with this proxy statement. Stockholders may obtain a free copy of our integrated Annual Report to Stockholders and Annual Report on Form 10-K from our website at www.univision.net. Stockholders may also request a free copy of our Annual Report on Form 10-K by writing to:

Univision Communications Inc.
Attn: Investor Relations
1999 Avenue of the Stars, Suite 3050
Los Angeles, CA 90067

The exhibits to our Annual Report on Form 10-K are available to any stockholder who submits a written request to the above address and provides payment of charges that approximate our cost of reproduction.

OTHER MATTERS

The Board knows of no matters to be presented for action by the stockholders at the meeting other than those described in this proxy statement. Unless otherwise indicated, if any other matter is properly brought before the meeting and may be properly acted upon, the persons named in the accompanying form of proxy will be authorized by such proxy to vote the proxies thereon in accordance with their best judgment.

\/ DETACH PROXY CARD HERE \/

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board recommends a vote FOR Items 1 and 2

1. ELECTION OF CLASS A/P DIRECTORS						FOR	AGAINST	ABSTAIN
FOR ALL ☐	WITHHOLD FOR ALL	☐	*EXCEPTIONS	☐	2.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for fiscal 2006. ☐	☐	☐

Nominees:	A. Jerrold Perenchio, Anthony Cassara, Harold Gaba, Alan F. Horn, Michael O. Johnson, John G. Perenchio, Ray Rodriguez and McHenry T. Tichenor, Jr.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions						To change your address, please mark this box.	☐
						To include any comments, please mark this box.	☐

S C A N L I N E

Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.

					Date	Share Owner sign here	Co-Owner sign here

UNIVISION COMMUNICATIONS INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF STOCKHOLDERS

MAY 10, 2006

                I/We hereby appoint Robert V. Cahill, Andrew W. Hobson and C. Douglas Kranwinkle, or any of them, as Proxies, with full power of substitution, to represent me (us) and to vote all of my (our) shares of Class A Common Stock of Univision Communications Inc. (the "Company"), on all matters that may come before the 2006 Annual Meeting of Stockholders of the Company and any adjournments thereof. Said Proxies are directed to vote as hereafter indicated.

                Proxies will vote in accordance with their judgement in connection with the transaction of such other business as may properly come before the meeting or any adjournment thereof.

                This Proxy, when properly executed, will be voted in the manner directed hereon. In general, if no direction is made, it will be voted (1) "FOR" the election as Class A/P Directors of all the individuals identified in the accompanying Proxy Statement as the Class A/P Board nominees, and (2) "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for fiscal 2006.

(Continued and to be signed on the other side.)

UNIVISION COMMUNICATIONS INC. P.O. BOX 11405 NEW YORK, N.Y. 10203-0405